                                                                     Exhibit 5.1

                                                                November 9, 2004

                     [Letterhead of Chadbourne & Parke LLP]

Ormat Technologies, Inc.
980 Greg Street
Sparks, Nevada  89431

Ladies and Gentlemen:

              In connection with the registration under the Securities Act of
1933 (the "Act") of up to 7,187,500 shares (the "Securities") of Common Stock, par value $0.001 per share, of Ormat Technologies, Inc., a Delaware corporation
(the "Company"), and the stock purchase rights related to the shares (the
"Rights") to be issued pursuant to the Rights Agreement (the "Rights
Agreement"), to be entered into between the Company and American Stock Transfer
& Trust Company, as Rights Agent (the "Rights Agent"), we, as your special counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion:

              (1) The Securities have been duly authorized and, when the registration statement relating to the Securities and the Rights (the
     "Registration Statement") has become effective under the Act and the
     Securities have been issued and sold in accordance with due action of the
     IPO committee of the Board of Directors of the Company as contemplated by the Registration Statement, the Securities will be validly issued, fully paid and nonassessable.

              (2) Assuming (i) the due authorization, execution and delivery of the Rights Agreement by the Rights Agent in substantially the form included as

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     Exhibit 4.3 to the Registration Statement, and (ii) that the Rights
     Agreement is a binding obligation of the Rights Agent, then when the
     Registration Statement has become effective under the Act, the Securities have been issued and sold in accordance with due action of the IPO committee of the Board of Directors of the Company as contemplated by the
     Registration Statement, and the Rights have been issued in conformity with the Rights Agreement, the Rights attributable to the Securities will be validly issued.

              In connection with our opinion set forth in paragraph (2) above, we note that the question whether the Board of Directors of the Company might be required to redeem the Rights at some future time will depend upon the facts and circumstances existing at that time and, accordingly, is beyond the scope of such opinion.

              The foregoing opinion is limited to the Federal laws of the United
States, the laws of the State of New York and the General Corporation Law of the
State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

              Also, we have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

              We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading
"Validity of Common Stock" in the

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Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                                           Very truly yours,

                                                     /s/ Chadbourne & Parke LLP